Exhibit 4.1

Phoenix International Ventures, Inc

“Promissory Note Agreement”

NOTE AMOUNT	$
ISSUANCE DATE	__________, 2008
MATURITY DATE	__________, 2009

FOR VALUE RECEIVED, Phoenix International Ventures, Inc., a Nevada Corporation (OTC BB: PIVN)  hereby promises to pay______________. (the “Holder”) on  ____, 2009 (the “Maturity Date”), or earlier, the Note Amount of ____________ dollars U.S. (_________), plus accrued and unpaid interest thereon, in such amounts, at such times and on such terms and conditions as are specified herein. The Company, and the Holder are sometimes hereinafter collectively referred to as the “Parties” and each a “Party” to this Agreement.

WHEREAS, the Company desires to accept finance, from the Holder, for working capital needs.

WHEREAS, the Holder desires to finance the Company upon the terms and conditions set forth in this Agreement.

In consideration of the above recitals, the terms and covenants of this Agreement and other good and valuable consideration, including the payment of money from Holder to Company, the receipt of which is hereby acknowledged to be the date of issuance, and intending to be bound hereby, the Parties agree as follows:

Article 1 Payment; Repayment; Interest

Section 1.1   Interest

The Company shall pay interest on the Note Amount (“Note Amount Interest”) at the rate of fifteen percent (15%) per annum. Interest shall be accrued on a monthly basis. The Company shall make mandatory quarterly payments of interest (the “Note Amount Interest Payments”), in an amount equal to the interest accrued on the balance of the Note. The Note Amount Interest Payments shall commence on the third month following the Issuance Date and shall continue every three months until the Maturity Date.

Section 1.2  Payment and repayment

Payment.

The Holder encloses herewith a check payable to, or will immediately make a wire transfer payment to, “Phoenix International Ventures, Inc.” or to its wholly owned subsidiary “Phoenix Europe Ventures, Inc” in the full amount of the Note.  The date of issuance shall be determined to be the date the funds appear in the company’s bank account.

 Repayment

The Company shall pay the holder the full Note Amount of ___________ U.S. (________) on _________, 2009 (the “Maturity Date”), or earlier plus accrued and unpaid interest. There will be no penalties for early repayment.

Article 2     Incentive shares and warrants

a. The Company shall issue to the holder ____________________________ (_________) shares of unregistered, restricted Common Stock (the “Incentive Shares”) as an incentive for the Holder entering into this Agreement with the Company. The Incentive Shares shall be issued and delivered to the Holder upon Closing. The Company hereby acknowledges that the date of consideration for the Incentive Shares is ___________, 2008. The Holder herby acknowledges that he is aware that these shares are restricted under rule 144 and cannot be sold for a period of at least six (6) months from date of issuance.

b. The Company shall grant the holder a warrant to purchase _______________ (___________) shares of common stock (the “Warrants”).  Each Warrant is exercisable for a period of two years at an exercise price that shall be equal to the closing price of the Company’s stock at the end of trading of the day of issuance or closest previous day. The Holder hereby acknowledges that he is aware that once exercised these shares are restricted under rule 144 and cannot be sold for a period of six (6) months from date of issuance.

Article 3   Collateral

The Company shall cause to happen that a shareholder (the “Pledge”) shall provide free trading stock in the form of a stock certificate as collateral (Stock Based Collateral Agreement Annex A). The Stock Certificate shall be entrusted to ____________. The Pledgee shall provide letters authorizing the transfer of the shares from his name to the name of the Holder. The total amount of shares to be pledged as collateral shall be__________________ shares that are worth ______________ U.S.D. at the date of issuance. Assumption of the collateral will occur in accordance with article 4 b of this agreement and Annex A. The Holder shall receive shares in total worth equal to the amount owed to him by the company so long as they do not exceed ________________ shares. Any remainder shall be kept under the name of the Pledgee who provided the collateral.   These shares shall only be released to the holder upon a default by the Company as provided below.

Article 4 Default and remedies

There shall be 2 kinds of defaults recognized under this agreement:

a. In case, the Company defaults on paying the quarterly interest payments as described in article 1 section 1.1. In such a case, the Company will have a grace period of ten (10) days in which to come up with the payment and suffer no penalty. If the company fails to pay within the ten day period then it shall suffer from an automatic increase of 5% annual percentage rate increase. This increase shall also be applied retroactively to the date of the latest payment done by the company.

b. In case, the Company defaults on paying the whole or part of the principal on Maturity Date, the Holder may direct Mr. Arad to assume the collateral and transfer the applicable amount of collateralized shares in to the holder’s name. Concurrently, the Holder shall have the right to sell those shares up to the amount of principal and accrued and unpaid interest owed on this Note any balance shall be returned to the Pledgee.

Article 5  Representations of Holder

a.           The Holder acknowledges that the Company is effecting this transaction pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and that all securities (the Note, the shares and the Warrants) will bear standard restrictive legends and may not be offered or resold absent an effective registration statement or pursuant to an exemption from the Act.

b.           The Holder represents that he is acquiring the securities for investment purposes with no intention to resell the securities.

c.           The Holder represents that they are an “accredited investor” as such term is defined under Regulation D of the Act and that they can afford the loss of their entire investment.

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

PHOENIX INTERNATIONAL VENTURES, INC.

Name: Neev Nissenson
Title: Vice President

Name:

Annex A: Stock Based Collateral Agreement

BACKGROUND

This Stock Based Collateral Agreement (this “Agreement”), dated as of ___________, 2008, among _____________. (the “Holder”), Mr. Ilan Arad ( “Mr. Arad”) and Phoenix International Ventures, Inc., a Nevada corporation (the “Company”).

The Company has entered into a Promissory Note Agreement (“Note Agreement”), dated as of ______________, 2008, pursuant to which the Noteholder is providing the Company financial accommodations in the total amount of US $_____________.

In order to induce the Holder to provide the financial accommodations described in the Note Agreement, the Company has agreed to cause to happen a security interest in the collateral described herein to the Holder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  The Collateral. To secure the full and punctual payment and performance of the obligations under the Note Agreement, the Company hereby submits stock certificate number P-1243 of “Phoenix International Ventures, Inc” in the amount of 60,000 shares belonging to Mr. Hans Lackner  (the “Collateral”). The Company herby represents that Mr. Lackner has agreed to provide the Company with this share certificate for the use as collateral.

2.  Delivery of Collateral. The certificate representing or evidencing the Collateral shall be delivered to and held on behalf of the Holder, by Mr. Arad and shall be accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance satisfactory to execute a transfer of the shares from Mr. Lackner to the Holder.

3.  Representations and Warranties of the Company:

(a)  the execution, delivery and performance of this Agreement and the pledge of the Collateral hereunder do not and will not result in any violation of any agreement, indenture, instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to any Pledgor;

(c)  that Mr. Lackner has agreed to provide the Company with this share certificate for the use as collateral.

(d)  all of the shares of the Pledged Stock have been duly authorized, validly issued and are fully paid and nonassessable and are free trading;

(e)  no consent or approval of any person, corporation, governmental body, regulatory authority or other entity, is or will be necessary for (i) the execution, delivery and performance of this Agreement, (ii) the exercise by the holder of any rights with respect to the Collateral

(f)  there are no pending or, to the best of Company’s knowledge, threatened actions or proceedings before any court, judicial body, administrative agency or arbitrator which may materially adversely affect the Collateral;

(g)  the Company has the requisite power and authority to enter into this Agreement and to pledge and assign the Collateral to the Holder in accordance with the terms of this Agreement;

4.  Event of Default. An “Event of Default” under this Agreement shall occur upon the happening of a failure of the company to pay the principal on the day of maturity in accordance with the Note Agreement.

5.  Remedies. In case an Event of Default shall have occurred and is continuing beyond any applicable grace period, the Holder may, subject to a written notice to the Company and Mr. Arad:

(a)  Direct Mr. Arad to assume the collateral and order the Company’s transfer agent to  replace the collateral certificate and issue a stock certificate in the Holder’s name in the amount that satisfies the debt so long as in no case shall the amount of shares transferred exceed ___________ shares.

(b)  Subject to any requirement of applicable law, sell, assign and deliver the whole or, from time to time, any part of the Collateral at the time held by the Holder, at any private sale or at public auction, with or without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise (all of which are hereby waived, except such notice as is required by applicable law and cannot be waived), for cash or credit or for other property for immediate or future delivery, and for such price or prices and on such terms as the Pledgee in its sole discretion may determine, or as may be required by applicable law.  Any proceeds realized above the amount of principal and accrued but unpaid interest shall be returned to the Company.

6.  Termination. This Stock Pledge Agreement shall terminate and be of no further force or effect upon the irrevocable repayment in full of the Obligations in the Note agreement. Without prejudice to the generality of the above, if the all of the Obligations have been satisfied, including through the conversion of the Note into common stock of the Company and/or the redemption of the Note prior to its Maturity Date (as defined therein), then Mr. Arad shall return to the Company the Stock Certificates and the blank assignment letters.

7.  Miscellaneous.

(a)  This Agreement constitutes the entire and final agreement among the parties with respect to the subject matter hereof and may not be changed, terminated or otherwise varied except by a writing duly executed by the parties hereto.

(b)  Any notice or other communication required or permitted pursuant to this Agreement shall be given in accordance with the Note Agreement.

(c)  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed an original signature hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

PHOENIX INTERNATIONAL VENTURES INC

By:
Name: Neev Nissenson
Title: Vice President

Mr. Ilan Arad

:

Name (THE HOLDER)
:______________________

SCHEDULE A to the Stock Based Collateral Agreement

Pledged Stock

Pledgor	Issuer	Class of Stock	Stock Certificate Number	Par Value	Number of Shares
Hans Lackner	Phoenix International Ventures Inc	Common	P1243	$0.001	60,000
	Phoenix International Ventures Inc	Common
	Phoenix International Ventures Inc	Common

Transfer Details:

Beneficiary:

Phoenix Europe Ventures Ltd (wholly owned subsidiary of Phoenix International Ventures, Inc)
11A Yehuda Hamacabi St.
Herzliya 46762
Israel

Banks Details:

Bank Hamizrahi
Herzliya Pitucah Branch
3 Aba Eban St.
Herzliya,
Israel

Account Number: